Exhibit 5.1

August 21, 2026

Little West Holdings Inc.

426 E 58th Street

Los Angeles, California 90011

Attn: Board of Directors

RE:	Little West Holdings Inc.

Registration Statement on Form S-1(File No.: 333-292507)

Ladies and Gentlemen:

We have acted as counsel to Little West Holdings Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the above-captioned registration statement under the Securities Act of 1933, as amended (the “Act”), initially filed with the Commission on December 31, 2025 (as thereafter amended or supplemented, the “Registration Statement”). The Registration Statement relates to the registration of (i) 3,750,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) to be issued and sold by the Company; (ii) up to 562,500 shares of Common Stock (the “Over-Allotment Option Shares”) issuable upon the exercise of an over-allotment option granted by the Company to the underwriters (the “Over-Allotment Option”); and (iii) 215,625 shares of Common Stock (the “Representative’s Warrant Shares”) issuable under the warrants (the “Representative’s Warrants”) to purchase shares of Common Stock issuable upon the exercise of the Representative’s Warrants, to be issued to the Representative as compensation for its services pursuant to the underwriting agreement to be entered into by and between the Company and the Representative (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering these opinions, we have examined the Company’s articles of incorporation and bylaws, both as currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, having been issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, and as described in the Registration Statement:

(i)	the Company Shares will have been duly authorized for issuance by the Company and, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

(ii)	the Over-Allotment Option Shares, when issued pursuant to the exercise of the Over-Allotment Option, will be validly issued, fully paid, and non-assessable shares of Common Stock of the Company;

(iii)	the Representative’s Warrants will have been duly authorized by the Company and, when issued and sold in accordance with the Underwriting Agreement and as described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(iv)	the Representative’s Warrant Shares, when issued and delivered by the Company upon exercise of such Representative’s Warrants in accordance with the terms thereof and as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Our opinion is limited to the federal laws of the United States and the corporate laws of Nevada and the internal laws of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, and in the prospectus forming a part thereof. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP